EXHIBIT 4.04

AMENDED AND RESTATED SECURED PROMISSORY NOTE

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, upon receipt by Borrower (as hereinafter defined) of the full amount of the Loan (as hereinafter defined), TRANS-LUX CORPORATION (the "Borrower"), hereby unconditionally promises to pay to the order of CARLISLE INVESTMENTS INC. or its assigns (the "Noteholder", and together with the Borrower, the "Parties"), the principal amount of $1,000,000 (United States Dollars) (the "Loan"), together with all accrued interest thereon, as provided in this Secured Promissory Note (the "Note", as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms). This Amended and Restated Secured Promissory Note terminates, supersedes, and replaces that certain Secured Promissory Note dated as of December 2, 2013 by Borrower in favor of Noteholder in its entirety.

1.

Definitions. Capitalized terms used herein shall have the meanings set forth in this Section 1.

"Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

"Default" means any of the events specified in Section 6 which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both pursuant to Section 6 would, unless cured or waived, become an Event of Default.

"Law" as to any Person, means any law (including common law), statute, ordinance, treaty, rule, regulation, policy or requirement of any governmental authority and authoritative interpretations thereon, whether now or hereafter in effect, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

"Maturity Date" means the earlier of (a) July 1, 2014 and (b) the date on which all amounts under this Note shall become due and payable pursuant to Section 7.

"Person" means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, governmental authority or other entity.

"Security Agreement" means the Security Agreement, dated as of the date hereof, by and between the Borrower and Noteholder, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

2.

Final Payment Date/Conversion; Optional Prepayments.

2.1

Final Payment Date/Conversion. The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest and all other amounts payable under this Note shall be due and payable on the Maturity Date; provided, however, that the Parties may agree in writing to convert or exchange all or any part of this Note into a long term investment by Noteholder in Borrower, in each case in the form of and on terms acceptable by the Parties, which shall be set forth in separate documentation relating to such transaction (the "Conversion Transaction").  In the event of a Conversion Transaction, all amounts due under this Note shall be payable (or not, as the case may be) in accordance with the terms of such related documentation.

2.2

Optional Prepayment/Conversion. The Borrower may prepay the Loan in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. The Parties may engage in any Conversion Transaction at any time during the term of this Note.

3.

Security Agreement.

3.1

Security Agreement. The Borrower's performance of its obligations hereunder is secured by a security interest in the collateral specified in the Security Agreement.

4.

Interest.

4.1

Interest Rate. Except as otherwise provided herein, the outstanding principal amount of the Loan made hereunder shall bear interest at a rate equal to ten percent (10%) per annum from the date the Loan was made until the Loan is paid in full, whether at maturity, upon acceleration, by prepayment or otherwise.  Interest shall be payable on the Maturity Date or as per the terms of any Conversion Transaction, unless otherwise agreed to in writing by the Parties.

4.2

Default Interest. If any amount payable hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall bear interest at a rate equal to twelve percent (12%) per annum from the date of such non-payment until such amount is paid in full; provided, however, that if the Parties have agreed to enter into a Conversion Transaction on or before the Maturity Date, then no Default Interest shall become payable, regardless of whether such Conversion Transaction shall have been consummated by the Maturity Date.

4.3

Computation of Interest/Interest Rate Limitation. All computations of interest shall be made on the basis of a year of 365/366 days, as the case may be, and the actual number of days elapsed. Interest shall accrue on the Loan on the day on which such Loan is made, and shall not accrue on the Loan on the day on which it is paid.  If at any time and for any reason whatsoever, the interest rate payable on the Loan shall exceed the maximum rate of interest permitted to be charged by the Noteholder to the Borrower under applicable Law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable Law.

5.

Payment Mechanics.

5.1

Manner and Application of Payment. All payments of interest and principal shall be made in lawful money of the United States of America no later than 12:00 PM on the date on which such payment is due by cashier's check, certified check or by wire transfer of immediately available funds to the Noteholder's account at a bank specified by the Noteholder in writing to the Borrower from time to time, unless the terms of a Conversion Transaction shall dictate otherwise.  All such payments made hereunder in the absence of a Conversion Transaction shall be applied first, to the payment of any fees or charges outstanding hereunder, second, to accrued interest and third, to the payment of the principal amount outstanding under the Note.

5.2

Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

6.

Events of Default. The occurrence of any of the following shall constitute an Event of Default hereunder:

6.1

Failure to Pay. The Borrower fails to pay (a) any principal amount of the Loan when due; or (b) interest or any other amount when due and such failure continues for 5 Business Days after written notice to the Borrower, except, in each case, where the Parties have agreed to enter into a Conversion Transaction.

6.2

Bankruptcy.

(a)

the Borrower commences any case, proceeding or other action (i) under any existing or future law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower makes a general assignment for the benefit of its creditors;

(b)

there is commenced against the Borrower any case, proceeding or other action of a nature referred to in clause (a) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of sixty (60) days;

(c)

there is commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof;

(d)

the Borrower takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b) or (c) above; or

(e)

the Borrower is generally not, or is unable to, or admits in writing its inability to, pay its debts as they become due.

7.

Remedies. Upon the occurrence of an Event of Default and at any time thereafter during the continuance of such Event of Default, the Noteholder may at its option, by written notice to the Borrower (a) declare the entire principal amount of this Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable and/or (b) exercise any or all of its rights, powers or remedies under the Security Agreement or applicable law; provided, however that, if an Event of Default described in Section 6.2 shall occur, the principal of and accrued interest on the Loan shall become immediately due and payable without any notice, declaration or other act on the part of the Noteholder.

8.

Miscellaneous.

8.1

Notices.

(a)

All notices, requests or other communications required or permitted to be delivered hereunder shall be delivered in writing to such address as a Party may from time to time specify in writing.

(b)

Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received, (ii) sent by facsimile during the recipient's normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient's business on the next business day) and (iii) sent by e-mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgment).

8.2

Governing Law. This Note, the Security Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Note and the Security Agreement and the transactions contemplated hereby and thereby shall be governed by the laws of the State of New York, with no regard to its conflicts of law provisions.

8.3

Submission to Jurisdiction.  The Parties hereby irrevocably and unconditionally (i) agree that any legal action, suit or proceeding arising out of or relating to this Note may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and (ii) submit to the exclusive jurisdiction of any such court in any such action, suit or proceeding.

8.4

Venue. The Parties irrevocably and unconditionally waive, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note in any court referred to in Section 8.3 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

8.5

Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE, THE SECURITY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

8.6

Counterparts; Integration; Effectiveness. This Note and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note and the Security Agreement constitute the entire contract between the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (i.e., "pdf" or "tif") format shall be effective as delivery of a manually executed counterpart of this Note.

8.7

Successors and Assigns. This Note may be assigned or transferred by the Noteholder to any Person upon written notice to the Borrower. The Borrower may not assign or transfer this Note or any of its rights hereunder without the prior written consent of the Noteholder. This Note shall inure to the benefit of and be binding upon the parties hereto and their permitted assigns.

8.8

Waiver of Notice. The Borrower hereby waives presentment, demand for payment, protest, notice of dishonor, notice of protest or nonpayment, notice of acceleration of maturity and diligence in connection with the enforcement of this Note or the taking of any action to collect sums owing hereunder.

8.9

Amendments and Waivers. No term of this Note may be waived, modified or amended except by an instrument in writing signed by both of the parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

8.10

Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

8.11

No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of the Noteholder, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.12

Severability. If any term or provision of this Note or the Security Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or the Security Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

IN WITNESS WHEREOF, the Borrower has executed this Note as of May 29, 2014.

TRANS-LUX CORPORATION
By _/s/ J.M. Allain______________ Name: J.M. Allain Title: President and CEO

AGREED AND ACCEPTED BY:

CARLISLE INVESTMENTS INC.

By: _/s/ Marco Elser_____________

Name:  Marco Elser

Title:  Managing Director

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